Exhibit 23.4

                         CONSENT OF INDEPENDENT AUDITORS



         The Board of Directors
         CUC International Inc.


         We consent to the incorporation by reference in the Registra-tion Statement on Form S-8 of CUC International Inc. pertaining to the CUC International Inc. 1997 Stock Incentive Plan of our report dated February 21, 1996, with respect to the consoli-dated balance sheet of Davidson & Associates, Inc. and subsid-iaries as of December 31, 1995 and the related consolidated statements of earnings, shareholders' equity, and cash flows and related schedule for each of the years in the two year pe-riod December 31, 1995.


                                       /s/ KPMG Peat Marwick LLP



         Long Beach, California
         December 17, 1997